                                                         EXHIBIT NO. EX-99.h.2.a


                            JACOB INTERNET FUND INC.

               AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT


     THIS AMENDMENT dated as of January 1, 2002 to the Transfer Agent Servicing Agreement dated as of August 27, 1999, by and between Jacob Internet Fund Inc., a Maryland corporation, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

JACOB INTERNET FUND INC.                  U.S. BANCORP FUND SERVICES, LLC


By: /s/Ryan Jacob                         By:  /s/Joseph C. Neuberger
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